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                                                                    EXHIBIT 99.3

[FINPRO LOGO]                               20 Church Street - P.O. Box 323
                                              Liberty Corner, NJ 07938-0323
                                            (908)604-9336-(908)604-5951(FAX)
                                          finpro@finpronj.com - www.finpronj.com

December 10, 2003

Mr. Joseph Jeamel
Executive Vice President
The Rockville Bank
1645 Ellington Road
South Windsor, CT 06074

Dear Joe:

Based upon our telephone conversation, FinPro, Inc. ("FinPro") is pleased to submit the attached proposal to assist Rockville Bank, ("the Bank") in:

Developing market feasibilities and strategies to address the Bank's changing competitive environment by undertaking a branch improvement and market ranking study and compiling a comprehensive strategic business plan designed to enhance the Bank's competitive position and value.

Please feel free to call either Don Musso or me, if you have any questions. We look forward to continuing our relationship with the Bank.

Very truly yours,

/s/ Nicholas J. Ketcha
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Nicholas J. Ketcha Jr.
Managing Director

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The Rockville Bank
December 10, 2003                                                        Page: 2

Proposal For Development of a Five Year Strategic Plan
Including a Branch Improvement and Market Ranking Study

FinPro welcomes the opportunity to submit this proposal to assist Rockville Bank, ("the Bank") in compiling a Strategic plan, including a Branch Improvement and Market Ranking Study, designed to enhance the Bank's competitive position and value.

Section 1. Scope of Project:

The Strategic Plan will be specifically designed to build and measure value for a five-year time horizon.

As part of the Strategic Plan compilation, the following major tasks will be included:

      -     assess the regulatory, social, political and economic environment;

      -     analyze the Bank markets from a:

            1. demographic standpoint;

            2. customer segment standpoint;

            3. product propensity standpoint;

            4. business standpoint;

      -     assess competitive situation;

      - conduct branch market tour and identify competitive positioning, branching opportunities and market threats;

      -     document the internal situation assessment;

      -     analyze the current ALM position;

      -     analyze the CRA position;

      -     compile a historical trend analysis;

      -     perform detailed peer performance and comparable analysis;

      - assess the Bank from a capital markets perspective including comparison to national, regional, and similar size organizations;

      -     identify and document strengths and weaknesses;

      -     document the objectives and goals;

      -     document strategies;

      -     map the Bank's general ledger to FinPro's planning model;

      -     compile five year projections of performance;

      -     prepare assessment of strategic alternatives to enhance value; and

      - conduct two planning retreats with the Board and Management to review

The Branch Improvement and Market Ranking Study will accomplish the following:

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The Rockville Bank
December 10, 2003                                                        Page: 3

1. Identify, for each branch, the opportunities for growth in existing market, including recommendation of areas to improve branch performance from both a profitability and growth perspective; and

2. Development of the Bank's specific criteria for ranking each town as to opportunity;

3. Perform a market feasibility study for the various counties the Bank is in and contiguous to, to identify and rank target markets of the desired customer segments.

4. Compilation of market data for each municipality (defined as census MCD) in the Bank's market and target market area;

5. Recommend in priority new markets using FinPro Market Performance Grid ("MPG") methodology based on the target market and ranking criteria as defined above;

6. Delineation of branch swap, closure and sale opportunities along with any branch acquisition opportunities.

As part of the Branch Improvement and Market Feasibility Study, FinPro will perform the following major tasks:

      -     analyze the Bank markets and customers from a:

            1. demographic standpoint;

            2. customer segment standpoint;

            3. product propensity standpoint;

            4. business standpoint;

      -     assess competitive situation by;

            1. conducting branch market tour and identifying competitive positioning, branching opportunities and market threats;

      - perform a market feasibility analysis of markets contiguous to the Banks existing markets;

      - conduct a branch improvement analysis of the Banks existing branches;

      - delineate cross-sell and new sell opportunities on a branch-by-branch basis including development of detailed marketing plans.

SECTION 2: INFORMATION REQUIREMENTS OF THE BANK

To accomplish the tasks set forth in Section 1 of this proposal, the following information and work effort is expected of the Bank:

- provide FinPro with all financial and other information, whether or not publicly available, necessary to familiarize FinPro with the business and operations of the Bank;

- allow FinPro the opportunity, from time to time, to discuss the operation of the Bank business with bank personnel;

- promptly advise FinPro of any material or contemplated material transactions, which may have an effect on the day-to-day operations of the Bank;

-     have system download capability;

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The Rockville Bank
December 10, 2003                                                        Page: 4

- promptly review all work products of FinPro and provide necessary sign-offs on each work product so that FinPro can move on to the next phase;

- provide FinPro with office space to perform its daily tasks. The office space requirements consists of a table with at least two chairs along with access to electrical outlets for FinPro's computers and a telephone line for modem communication.

SECTION 3: TERM OF THE AGREEMENT AND STAFFING

It is anticipated that it will take approximately eight to twelve weeks of elapsed time to complete the tasks outlined in this proposal. During this time, FinPro will be on-site at the Bank's facilities on an intermittent basis, during normal business hours. FinPro would anticipate beginning work in January 2004 and completing it in April 2004.

SECTION 4: FEES AND EXPENSES

Based on FinPro's understanding of the Bank's situation, FinPro's fees for providing the planning services outlined in this proposal will be $45,000.

In addition, FinPro's fees for providing the customer retention and market feasibility services outlined in this proposal will also include a pass through cost for having the Bank's records segmented equal to the greater of $2,500 or $70 per thousand records.

Fees will be payable based on the following schedule:

      - A non refundable fee equal to $5,000 upon acceptance of this agreement;

      - A payment equal to the greater of 52,500 or $70 per thousand records for the customer segmentation if selected and when completed; and

      -     The remainder payable upon delivery of the final report.

In addition to any fees that may be payable to FinPro hereunder, the Bank hereby agrees to reimburse FinPro for all of FinPro's travel and other out-of-pocket expenses incurred in connection with FinPro's engagement. Such out-of-pocket expenses be limited to $4,000 and will consist of travel to and from the Bank's facilities from FinPro's offices, normal delivery charges such as Federal Express, and costs associated with the actual documents such as black and white and color copying.

FinPro has executed a suitable confidentiality agreement with the Bank. The Bank acknowledges that all opinions, valuations and advice (written or oral) given by FinPro to the Bank in connection with FinPro's engagement are intended solely for the benefit and use of the Bank (and it's directors, management, and attorneys) in connection with the matters contemplated hereby and the Bank agrees that no such opinion, valuation, or advice shall be used for any other purpose, except with respect to the opinion and valuation which may be used for the proper corporate purposes of the client, or reproduced, or disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to FinPro be made by the Bank (or such persons), without the prior written consent of FinPro, which consent shall not be unreasonably withheld.

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The Rockville Bank
December 10, 2003                                                        Page: 5

Please sign and return one of the original copies of this agreement along with the retainer to indicate acceptance of the agreement. We hope that we might be selected to work with the Bank on this endeavor and are excited about building a relationship with the Bank.

Sincerely:
FinPro, Inc.
By:

/s/ Nicholas Ketcha                               /s/ Joseph Jeamel
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Nicholas Ketcha                                  Joseph Jeamel
Managing Director                                Executive Vice President

12-10-03                                         12/15/03
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Date                                             Date

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